Exhibit 99.1

Kismet Acquisition Three Corp. Announces Receipt of Notice of Delisting From Nasdaq

Moscow, Russia, Nov. 16, 2022 (GLOBE NEWSWIRE) -- Kismet Acquisition Three Corp. (the “Company”) announced today that on November 10, 2022, it received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), which notified the Company that its securities will be delisted from Nasdaq. As previously disclosed, on August 23, 2022, the Nasdaq Listing Qualifications Department notified the Company that, because the Company had not timely filed its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “Quarterly Report”) with the SEC, the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Company was provided until October 24, 2022, to submit its plan to file the Quarterly Report, however, the Company did not provide a plan for Nasdaq’s staff’s consideration.

The Staff Determination will not immediately result in the suspension of trading or delisting of the Company’s securities. The Company may appeal the Staff Determination before a Nasdaq Hearings Panel and seek a stay of any suspension or delisting action pending the hearing process in accordance with the procedures set forth in the Staff Determination Letter. A request for a hearing before the Nasdaq Hearings Panel must be submitted no later than 4:00 pm Eastern time on November 17, 2022. In that regard, unless the Company requests an appeal of the Staff Determination, trading of the Company’s units, ordinary shares and warrants will be suspended at the opening of business on November 21, 2022, and a Form 25-NSE will be filed with the SEC, which will remove the Company’s securities from listing and registration on Nasdaq.

The Company has decided not to appeal the Staff Determination.

About Kismet Acquisition Three Corp.

Kismet Acquisition Three Corp. is a special purpose acquisition company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities.

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements,” including with respect to the suspension and delisting of the Company’s securities from Nasdaq. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the SEC on March 31, 2022, and the Company’s subsequently filed quarterly reports on Form 10-Q. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Kismet Acquisition Three Corp.

+7 (499) 755-2134

info@kismetcg.com